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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HELEN OF TROY LIMITED
AGREES TO ACQUIRE BRUT(R)IN WESTERN HEMISPHERE
FROM UNILEVER

         EL PASO, Texas SEP. 2 - Helen of Troy Limited (NASDAQ, NM: HELE) designer, developer and worldwide marketer of brand-name personal care products, today announced that it has signed a definitive agreement to acquire Brut(R) for the United States, Canada and the rest of the Western Hemisphere from Unilever (NYSE:UN, UL).

         The transaction, which includes Brut(R) Fragrances, Deodorants and Antiperspirants, is scheduled to close during the fourth quarter of calendar 2003 and is subject to regulatory approval. Idelle Labs, Ltd., a Helen of Troy subsidiary, makers of Vitalis(R), Final Net(R), Condition 3-in-1(R), Ammens(R), Sea Breeze(R) and Vitapointe(R), will market and sell the Brut(R) line of products. Idelle Labs' products are sold by mass merchandisers, drug chains, grocery stores and warehouse clubs. Sales of Brut(R) products are expected to be approximately $40 million over the next 12 months. The transaction is expected to be accretive to Helen of Troy's earnings in the remainder of fiscal year 2004, with earnings per share contribution in the range of $.20 - $.24 for the fiscal year beginning March 1, 2004. Unilever will receive $55 million cash in the transaction. As part of this transaction, Helen of Troy will also receive existing inventory of the Brut(R) products.

         Gerald J. Rubin, Helen of Troy's Chairman, Chief Executive Officer and President, commenting on the acquisition of this new brand stated, "We are very excited to add the Brut(R) line of products to our already impressive family of brands. Brut(R) has a unique brand history, established consumer loyalty and we believe outstanding potential for growth and expansion. It will allow us to compete in new product categories such as men's fragrances, deodorants and anti-perspirants. We are confident that our exceptional sales and marketing infrastructure will expand the existing Brut(R) consumer appeal through value-added innovation and skillful execution," Rubin concluded.

         Helen of Troy Limited is a leading designer, producer and marketer of brand name personal care consumer products. The Company's products include hair dryers, curling irons, hair setters, women's shavers, brushes, combs, hair accessories, home hair clippers, mirrors, foot baths, body massagers, paraffin baths, liquid hair styling products, body powder and skin care products. The Company's products are sold by mass merchandisers, drug chains, warehouse clubs and grocery stores under licensed trade names including Vidal Sassoon(R), licensed from The Procter & Gamble Company, the trademark Revlon(R), licensed from Revlon Consumer Products Corporation, Dr. Scholl's(R), licensed from Schering-Plough HealthCare Products, Inc., Sunbeam(R) licensed from American Household, Inc., Sea Breeze(R), licensed from Shisheido Corporation, and Vitapointe(R) licensed from Fizons Corporation. Helen of Troy's owned trade names include Dazey(R), Caruso(R), Karina(R), DCNL(TM), Nandi (TM), Isobel(TM), WaveRage(R), Vitalis(R), Final Net(R), Ammens(R), and Condition 3-in-1(R). The Company also markets hair and beauty care products under the Helen of Troy(R), Hot Tools(R), Hot Spa(R), Salon Edition(R), Gallery Series(R), Wigo(R) and Ecstasy(R) trademarks to the professional beauty salon industry.

         This press release may contain certain forward-looking statements, which are subject to change. A number of risks or uncertainties could cause actual results to differ materially from historical or anticipated results. Generally, the words "anticipates," "believes", "expects" and other similar words identify forward-looking statements. The Company cautions readers to not place undue reliance on forward-looking statements. The actual results may differ materially from those described in any forward-looking statements. The Company intends its forward-looking statements to speak only as of the time of such statements, and does not undertake to update or revise them as more information becomes available. Additional information concerning potential factors that could affect the company's financial results are included in the company's Form 10-K for the year ended February 28, 2003 and the Form 10-Q for the quarter ended May 31, 2003.

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2003